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                                                                   EXHIBIT 23.3

            CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
CKS Group, Inc.:

  We consent to the use in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement (No. 333-63323), on Form S-4, as amended, of our report dated December 15, 1997, relating to the consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997, and the related schedule, which reports appear in the November 30, 1997, annual report on Form 10-K of CKS Group, Inc. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG Peat Marwick LLP


Mountain View, California

November 17, 1998